Issuer Free Writing Prospectus
Dated September 23, 2009
Filed Pursuant to Rule 433
Registration Statement No. 333-153640
Follow-On Common Stock Offering September 2009 John R. Koelmel President & Chief Executive Officer Michael W. Harrington Chief Financial Officer

Safe Harbor Statement First Niagara Financial Group, Inc. (the "Issuer"), has filed a registration statement (including a prospectus and a related prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the prospectus supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer or the underwriters participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request it by calling toll-free 1-800-966-1559. This presentation contains forward-looking information for First Niagara Financial, Group, Inc. Such information constitutes forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) which involve significant risks and uncertainties. Please refer to the discussion of the risk factors set forth in the prospectus supplement and the documents incorporated by reference therein for those factors that may cause actual results to differ materially from the results discussed in these forward-looking statements.

Offering Terms Issuer: First Niagara Financial Group, Inc. (NASDAQ: FNFG) Type of Security: Follow-on Common Stock FNFG Share Price: $13.09 (as of Tuesday, September 22nd) Transaction Size: $400 million Over-Allotment Option: 15% Expected Pricing Date: Thursday, September 24th Use of Proceeds: Enhance strong capital levels - stay on offense Joint Book-running Managers: Keefe, Bruyette, & Woods, Inc. / Sandler O'Neill + Partners, L.P.

Why are We Raising Capital? Capital is the key offensive weapon: Optimizing growth opportunities Attracting new customers Acquisition preparedness Maintaining good standing with regulators We are playing in a different league: We are now a $20+ billion regional bank Same opportunities are bigger and broader: Competitor dislocation and distraction Deepening new customer relationships Attracting talent Spanning Upstate New York and our new markets in Pennsylvania Compelling M&A opportunities expected to continue Economic, industry and regulatory landscape continues to evolve: Increasing pressures and expectations Unpredictable outcomes Needs to be reconciled longer-term

Emerging Themes in Capital & Liquidity Management Tier 1 Leverage Ratio - Well-Capitalized minimum 5% Tier 1 Risk-Based Ratio - Well-Capitalized minimum 6% Constituency Types Defined Well-Capitalized Levels In Practice Well-Capitalized Levels Investors Regulators & Rating Agencies Tangible Common Equity Tier I Capital Common Equity Trust Preferred Other Tier 1 Securities Tier II Capital Allowance for Loan Losses Subordinated Debt 4 - 5% 8% 10% 6 - 8% 9 - 11% 12 - 14% Total Risk-Based Capital

Determining the Optimal Capital Structure Allows us to remain uniquely flexible and opportunistic We have given consideration to: Industry conditions Economic landscape Regulatory environment Pro Forma capital ratios at high-end of near term targets: TCE / TA: 7.6% Total Risk Based: 14.1% Further Bolster Capital Ratios Opportunistic Growth $400 Million Potential for ongoing growth M&A opportunities

Why Invest in First Niagara? Strong platform from which to maximize market opportunities: Operating performance Credit Liquidity Emerging regional franchise Building long-term franchise value while positioning the company to maximize normalized earnings Delivering on goals articulated in two prior equity offerings We are just getting started

Evolving Our Strategy

We Have Been Busy... FNFG 6/30/08 Upstate New York $9.1 Billion Assets 114 Branches September 2008 $115 Million Equity Raise November 2008 $184 Million TARP Preferred April 2009 Announce National City Acquisition April 2009 $380 Million Equity Raise June 2009 Repay TARP July 2009 Announce Harleysville Acquisition FNFG 2010 Upstate NY / PA $20 Billion Assets 250 Branches ....Building Shareholder Value September 2009 Convert National City Branches

...And Building a Balanced & Diverse Market Presence Acquisition Strategy: Executing on Articulated Goals We knew opportunities like these would be coming and have been preparing accordingly: Evaluating and prioritizing targets Scaling infrastructure to support growth Sharpening operating focus and execution Where we were Where we are

Conversion Weekend Proven Integration Process: NatCity Branches Announcement Date 4/7/2009 Local Leadership Team In Place 6/12/2009 Branches Open Under FNFG Banner 9/8/2009 Welcome Letters to Customers 6/17/ 2009 Up-staffing to Support Branch Network Complete July/ August 2009 Conversion Packs Mailed 7/31/2009 9/4/2009 Final Mock Conversion Regulatory Approval 8/14/09 8/20/09 Our Expertise Goes Well Beyond Announcement Date

Transaction closed Labor Day weekend, conversion complete At close: $3.9bn deposits: 55% core $757mm loans: 69% commercial, 22% CRE, 9% consumer $3.1bn cash 57 branches Generally, no 30 day + delinquent loans received Extending FNFG's successful model to comparable Western Pennsylvania markets Low-risk, attractively priced transaction: Low deposit premium of 1.30% Highly accretive to 2010 EPS IRR well in excess of cost of capital NatCity Acquisition Update

Harleysville Acquisition $5.2bn in assets, $4.0bn in deposits, $3.4bn in loans, 83 branches Highly desirable footprint in Philadelphia's best markets: In-footprint population large relative to Upstate New York and Pittsburgh Largest counties of operation in 98/99th percentile in terms of median household income (Montgomery, Chester, Bucks) Diverse industry base Financially attractive transaction: Significant EPS accretion / minimal tangible book dilution Fairly priced and structured with safeguards to mitigate downside risk IRR well in excess of cost of capital

Harleysville Integration Plan Announcement Date 7/27/2009 Initial Employee Meetings 7/28/2009 Complete Transaction and Conversion Q1 2010 Aggressive Media Campaign in Philadelphia in Support of Announcement August 2009 Conversion Planning Process Initiated August 2009 Target Date for Harleysville Shareholder Approval December 2009 Mock Conversions January 2010 Target Date for Regulatory Approval Q1 2010

Well Positioned in Attractive Markets Moving into larger markets with greater growth opportunities Strong platform relative to competitors Notes: Sources: SNL Financial and the Bureau of Labor Statistics Deposit data as of June 30, 2008. First Niagara deposits as of June 30, 2009 Markets based on counties in which pro forma First Niagara has a branch presence Market demographics based on county weighted averages using First Niagara's pro forma deposits in each county

Focused on Opportunities Targeted, opportunistic M&A execution Building out management and infrastructure to support a $20 billion bank Proactively raised capital to position the balance sheet for expansion Transparent interaction with regulators to communicate strategy and outcomes Solid performance in core Upstate New York bank

Solid growth during unprecedented market turmoil 9% Operating earnings (FNFG Reported Earnings -6%*) (16%) 13% Total revenue 3% 11% Commercial loan balances 6% 11% Core deposits 12% 32% Tangible book value 3% * The Company believes that non-GAAP financial measures, such as operating earnings, provide a meaningful comparison of the underlying operational performance of the Company, and facilitate investors' assessments of business and performance trends in comparison to others in the financial services industry. Operating earnings exclude: Q2 2009: After-tax noninterest expense - FDIC's special assessment charge of $3.3 million based on each insured depository institution's assets less Tier 1 Capital. Also includes expenses related to the National City branch acquisition of $1.4 million. Q1 2009: After-tax noninterest expense - Settlement of service mark infringement matter of $1.8 million and professional service fees related to the National City branch acquisition of $1.0 million. 2008 -Q1: After-tax noninterest expense - real estate write-downs and severance related to the acquisition of Greater Buffalo Savings Bank of $1.2 million. Accomplishments June YTD 2009 vs. June YTD 2008 First Niagara Peers Notes: Source: SNL Financial Peers based on the 42 institutions that comprise the SNL Midcap Bank and Thrift Index

Key Statistic Result Comment NIM 3.74% Increased 11 bps over 2Q '09, slightly better than expectations Decreased cost of borrowings and a product mix shift from higher rate CDs to core deposits Core Deposits 75% of total deposits Increased 27% annualized, since Q2 '09 ($204.2 million) Indicative of customer preferences for short term products and our focus on building profitable customer relationships Commercial Loans 10% growth (annualized) Increased $65.2 million Continuing strategic focus and decreased competition NPLs / Loans 0.92% Increased from 0.81% at June 30, primarily as the result of one relationship in the commercial business portfolio Continued weakness in the overall economy Efficiency Ratio 55.8% Significant improvement from 2Q '09 Q3 2009 Update: Recent Developments Note: Update represents performance through August 31, 2009

2003 2004 2005 2006 2007 2008 2Q 2009 Commercial 0.9 1.6 2.5 2.8 3.1 3.65 3.8 Retail 1.4 1.6 2.8 2.8 2.5 2.75 2.6 $5.3 $5.6 $5.7 $6.4 $6.4 Loan Mix (June 30, 2009) Total Loans ($bn) Retail Commercial East 40 60 Commercial 60% Retail 40% Total Loans CAGR 6% Commercial Loans CAGR 13% Loan Growth Driven by Commercial Loans Stand Alone ($6.4 bn) Retail Commercial East 40 60 Commercial 60% Retail 40% Pro Forma ($10.3 bn) (includes NatCity Branches and Harleysville) Notes: Pro forma adjusted for NatCity branches and Harleysville acquisitions Pro forma based on First Niagara and Harleysville data as of June 30, 2009, NatCity data as of the transaction close on September 4, 2009

Noninterest-bearing Interest-bearing Checking MMDA Savings Total Time Deposits East 0.142 0.118 0.291 0.088 0.361 Noninterest-bearing Interest-bearing Checking MMDA Savings Total Time Deposits East 12 8 38 13 29 2005 2006 2007 2008 2Q 2009 Core Deposits 3.39 3.43 3.49 3.93 4.47 Certificates 2.09 2.28 2.06 2.01 1.78 Total Deposits ($bn) Solid Deposit Growth and Attractive Mix Deposit Mix (June 30, 2009) Stand Alone ($6.2 bn) Pro Forma ($14.2 bn) (includes NatCity Branches and Harleysville) $5.5 $5.7 $5.5 $6.2 $5.9 $3.4 $3.4 $3.5 $4.5 $3.9 Total Core Deposits1 Total Deposits CAGR 4% Core Deposits CAGR 8% Notes: Pro forma adjusted for NatCity branches and Harleysville acquisitions Pro forma based on First Niagara and Harleysville data as of June 30, 2009, NatCity data as of the transaction close on September 4, 2009 1 Core deposits equal total deposits minus certificates of deposit

Strong Liquidity Position 72% loan to deposit ratio pro forma for Harleysville and NatCity acquisitions Significant excess liquidity available to be deployed in attractive lending environment Loan / Deposit Ratio First Niagara Standalone 6/30/2009 First Niagara Pro Forma 6/30/2009

2005 2006 2007 2008 YTD 2009 90.663 111.218 115.9 115.735 57.234 Banking Services Insurance & Benefits Consulting Wealth Management Services Other East 35 45 7 13 Stand Alone Banking Services Insurance & Benefits Consulting Wealth Management Services Other East 31.7 28.5 14.8 24 Sophisticated suite of fee income products allow for better service of commercial customers Noninterest Income Composition (June 30, 2009) Noninterest Income ($mm) Sophisticated Fee Income Product Mix Pro Forma 2 (includes Harleysville) Notes: 1 Excludes gain on branch sales of $21.5 million and investment portfolio restructuring loss of $5.6 million 2 Pro forma adjusted for Harleysville acquisition 1

Consumer mortgage and home equity portfolios are originated in footprint Construction loans represent only 5% of total loans Immaterial exposure to high risk asset classes (Subprime, Alt-A, GSE Preferred, CDO/TruP) Focused, Disciplined Portfolio Management Real Estate - Commercial Construction - Commercial Business - Commercial Residential Real Estate Home Equity Other Consumer Specialized Lending East 0.31 0.05 0.222 0.219 0.17 0.01 0.018 Real Estate - Commercial 31% Construction - Commercial 5% Business - Commercial 22% Residential Real Estate 22% Home Equity 17% Other Consumer 1% Specialized Lending 2% Private Label CMO 7% Agency MBS & CMO Municipal Private Label CMO Agencies/Corps/Pref/other East 0.72 0.14 0.07 0.07 Loan Portfolio - Pro Forma Securities Portfolio - Pro Forma Agency MBS & CMO 72% Agencies/Corps/ Pref/Other 7% Municipals 14% (includes NatCity Branches and Harleysville) (includes NatCity Branches and Harleysville) Notes: Pro forma adjusted for NatCity branches and Harleysville acquisitions Pro forma based on First Niagara and Harleysville data as of June 30, 2009, NatCity data as of the transaction close on September 4, 2009

NPAs / Loans + OREO Allowance / Non Performing Loans Allowance / Loans NCOs / Average Loans First Niagara SNL Midcap Bank and Thrift Index 2003 2004 2005 2006 2007 2008 2Q 2009 Pro Forma 6/30/09 0.0056 0.0039 0.0043 0.0029 0.0049 0.0075 0.009 0.019 0.00355 0.0065 0.0156 0.022 Strong Credit Quality Relative to Peers 2003 2004 2005 2006 2007 2008 2Q 2009 Pro Forma 6/30/09 0.0024 0.0023 0.0014 0.0012 0.0018 0.0028 0.0037 0.006 0.00135 0.00195 0.0044 0.0105 2003 2004 2005 2006 2007 2008 2Q 2009 Pro Forma 6/30/09 0.0111 0.0127 0.0137 0.0127 0.0123 0.012 0.0128 0.008 0.0113 0.0115 0.014 0.0156 2003 2004 2005 2006 2007 2008 2Q 2009 Pro Forma 6/30/09 2.0658 3.4438 3.2987 4.6312 2.504 1.676 1.58 0.44 2.6726 1.4123 0.8541 0.7661 Notes: Source: SNL Financial Peers based on the 42 institutions that comprise the SNL Midcap Bank and Thrift Index

Doubtful Substandard Spec. Mention East 3 47 50 March 2008 Growth in classified assets has slowed in recent quarters Classified Loans Composition 1Q'08 2Q'08 3Q'08 4Q'08 1Q'09 2Q'09 Aug '09 0.32 0.15 0.23 0 0.29 0.14 0.1 0.0295 0.0334 0.042 0.0409 0.0529 0.0603 0.066 Quarterly Growth Rates Stabilizing Classified Assets August 2009 Doubtful Substandard Spec. Mention East 1 47 52 Doubtful Substandard Special Mention Classified Loans/ Total Loans

Loan Mix and Credit Quality vs. Peers Notes: Sources: SNL Financial, based on regulatory filings; data as of June 30, 2009 FNFG data based on First Niagara Bank regulatory filings FNFG rank out of the 42 institutions currently in the SNL Midcap Bank and Thrift Index with 1 being the best rank Ranked Among Best

Return on Average Assets ROATCE Efficiency Ratio Net Interest Margin Maintaining Strong Profitability Measures 2005 2006 2007 2008 2Q 2009 0.5522 0.5923 0.6249 0.5943 0.555 Peers 0.562 0.5723 0.5875 0.5868 0.5782 2005 2006 2007 2008 2Q 2009 0.0375 0.0361 0.0333 0.0355 0.0363 0.0371 0.0366 0.0361 0.0343 0.0341 2005 2006 2007 2008 2Q 2009 0.0118 0.0114 0.0105 0.0099 0.0081 0.0128 0.0131 0.0116 0.0067 0.0042 2005 2006 2007 2008 2Q 2009 0.1441 0.1475 0.1412 0.1319 0.043 0.183 0.191 0.16 0.09 0.06 First Niagara SNL Midcap Bank and Thrift Index Notes: Source: SNL Financial Peers based on the 42 institutions that comprise the SNL Midcap Bank and Thrift Index 1 Excludes FDIC special assessment charge of $5.4 million and expenses related to the National City branch acquisition of $2.3 million 1 62.6%

TCE / TA Total Risk Based Capital Tier 1 Risk Based Capital TCE / Risk Weighted Assets First Niagara SNL Midcap Bank and Thrift Index Source: SNL Financial. 2005 2006 2007 2008 2Q 2009 Pro Forma 6/30/09 0.084 0.0888 0.0821 0.0896 0.1054 0.076 0.07 0.0703 0.072 0.0704 0.0734 Very Solid Capital Position 2005 2006 2007 2008 2Q 2009 Pro Forma 6/30/09 0.1219 0.1252 0.1102 0.122 0.164 0.119 0.0951 0.0933 0.0907 0.0904 0.0958 2005 2006 2007 2008 2Q 2009 Pro Forma 6/30/09 0.1101 0.1091 0.101 0.1148 0.1102 0.134 0.1169 0.1125 0.1032 0.1149 0.1188 2005 2006 2007 2008 2Q 2009 Pro Forma 6/30/09 0.1226 0.122 0.1135 0.1272 0.1221 0.141 0.1328 0.1306 0.1254 0.1403 0.1402 Notes: Source: SNL Financial Pro forma adjusted for NatCity branches and Harleysville acquisitions including $150 million senior debt from National City, $400 million common equity raise and over-allotment option Peers based on the 42 institutions that comprise the SNL Midcap Bank and Thrift Index

Flexible and Focused on Opportunities Now a $20 billion regional bank with bigger and broader opportunities Strong platform from which to continue "playing offense" Building long-term franchise value with robust "normalized" earnings We have delivered on stated goals We are just getting started

Follow-On Common Stock Offering September 2009 Question & Answer